Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for February 2021

HOUSTON, Texas, February 16, 2021 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $2,547,730.20 or $0.054662 per Unit, based primarily upon production during the month of December 2020, subject to certain adjustments by the owner of the Trust’s subject interests, Hilcorp San Juan L.P. (Hilcorp”), for prior months. The distribution is payable March 12, 2021, to Unit Holders of record as of February 26, 2021.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 1,643,882 Mcf (1,826,535 MMBtu) for December 2020, as compared to 1,428,504 Mcf (1,587,227 MMBtu) for November 2020. Dividing revenues by production volume yielded an average gas price for December 2020 of $2.66 per Mcf ($2.39 per MMBtu), as compared to an average gas price for November 2020 of $3.14 per Mcf ($2.83 per MMBtu).

Hilcorp has advised the Trust that the December 2020 reporting month included a negative adjustment of $4,764 gross ($3,573 net to the Trust) based on true-ups for the October 2018, November 2018 and December 2018 production months.

Hilcorp also reported that for the reporting month of December 2020, revenue included an estimated $100,000 for non-operated revenue. For the month ended December 2020, Hilcorp reported to the Trust capital costs of $120,985, lease operating expenses and property taxes of $845,909, and severance taxes of $72,172.

Contact:	San Juan Basin Royalty Trust

BBVA USA, Trustee

2200 Post Oak Blvd., Floor 18

Houston, TX 77056

website: www.sjbrt.com             e-mail: sjt.us@bbva.com

Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources

and Senior Vice President

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.